Exhibit 10.35
Summary of 2008 Base Salary and Bonus Targets for CEO and CFO
On February 19, 2008, the Compensation Committee of the Molina Healthcare Board of Directors determined that Dr. J. Mario Molina’s fiscal year 2008 base salary as Chief Executive Officer (CEO) shall be $850,000, and that John Molina’s fiscal year 2008 base salary as Chief Financial Officer shall be $775,000.
The Compensation Committee also established Dr. Molina’s fiscal year 2008 bonus opportunity pursuant to the same general formula under the 2005 Incentive Compensation Plan as had been used to establish his bonus opportunity for fiscal year 2007, subject to appropriate adjustment of the particular metrics. Under the 2005 Incentive Compensation Plan, the Compensation Committee established three independent performance measures for fiscal year 2008: (i) earnings per diluted share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). Each of the three measures corresponds to a baseline bonus opportunity equal to one-third of the CEO’s 2008 base salary, or $283,333. If the “threshold” amount of a performance measure is achieved, the CEO shall receive 80% of his possible bonus payout for that particular measure, or $226,667. If the “target” amount of a performance measure is achieved, the CEO shall receive 100% of the possible bonus payout for that measure, or $283,333. If the “maximum” amount of a performance measure is achieved or exceeded, the CEO shall receive 120% of the possible bonus payout for that measure, or $340,000. The bonus amounts shall be interpolated linearly to correspond with the achievement of each of the measures between the 80% and 120% or greater levels, and normalized on a pro rata basis for acquisitions occurring during the course of the year. None of the three bonus amounts shall exceed the 120% payout level. The performance measures are as follows:

Performance goals and payout as % of opportunity
	Threshold	Target	Maximum
Measure	(80% payout)	(100% payout)	(120% payout)
EPS	$ 2.25	$ 2.35	$ 2.45
Premium and other operating revenue	$2,784 million	$2,900 million	$3,016 million
ROE	12.4%	12.9%	13.4%
The potential bonus of John Molina as CFO for fiscal year 2008 shall be subject to the same three performance measures and payout formula as with the CEO, only the baseline bonus opportunity for each of the three performance measures shall be equal to one-third of 75% of his 2008 base salary, or $193,750.
Each of the CEO and CFO were also granted under the Company’s 2002 Equity Incentive Plan 15,600 shares of restricted stock, vesting in one-quarter increments over 4 years.